Exhibit 1.1

-n fcr- ON

JUL 0 3 2003

COLUMBIA

          JOHN S. POWELL

Form 19

HEGISTRAR OF COMPANIES

(section 348)

PROVINCE OF BRITISH COLUMBIA

5497Q8

Certificate of Incorporation No. COMPANY ACT

SPECIAL RESOLUTION

The following special resolution* was passed by the undermentioned company on the date stated:

Name of Company

CUSIL VENTURE CORPORATION

September 6, 2002

Date resolution passed    ————————————

Resolution  t

"BE IT RESOLVED, as a special resolution, that:

1. Pursuant to section 223 of the Company Act (British Columbia), the name of the Company be changed from CUSIL VENTURE CORPORATION to INNEXUS BIOTECHNOLOGY INC. and the first paragraph of the Memorandum of the Company be altered accordingly.

2. The Memorandum of the Company be altered to give effect to the foregoing resolution so that it shall be in the form set out in Schedule "A" attached to this resolution."

YYYY/MM/DD

2003/06724

Certified a true copy on

(Relationship tn Cnmpanv)

*   See section 1 (1) for definition of "special resolution", t   Insert text of special resolution. R. C.  —   14

Internet:     www.fin.gov.bc.ca/registries

FIN766/WEB Rev.2001/11/8

SCHEDULE"A"

COMPANY ACT

ALTERED MEMORANDUM

(as altered by special resolution of the company passed on September 6, 2002)

1.         The name of the Company is InNexus Biotechnology Inc.

2.         The authorized capital of the company consists of One Hundred Million (100,000,000) common shares without par value.